EXHIBIT 99.1

For immediate release

SPANISH BROADCASTING SYSTEM, INC.
RECEIVES NASDAQ STAFF DETERMINATION

Coconut Grove, FL, December 11, 2009. Spanish Broadcasting System, Inc. (“SBS”; NASDAQ: SBSA) announced today that on December 7, 2009, it received written notification (the “Staff Determination”) from The Nasdaq Stock Market, Inc. (“Nasdaq”) that, based upon the Company’s failure to regain compliance with the $1.00 per share minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) by December 4, 2009, the Company’s common stock is subject to delisting at the opening of business on December 16, 2009, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel on or before 4:00 p.m. Eastern Time on December 14, 2009. On December 11, 2009, the Company requested such a hearing, which will stay any action with respect to the Staff Determination until the Nasdaq Listing Qualifications Panel renders a decision subsequent to the hearing. However, there can be no assurance that Nasdaq will grant the Company’s request for continued listing.

As previously announced on August 25, 2008 by the Company, it received a notice from Nasdaq on August 20, 2008 indicating that the Company failed to comply with the minimum bid price requirement because the bid price of its common stock closed under $1.00 per share for 30 consecutive business days. The notice also stated that, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company would be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement. Due to Nasdaq’s suspensions of enforcement of the bid price requirement in 2008 and 2009 and as disclosed by the Company in its filings of various Forms 8-K, 10-Q and 10-K, the Company’s time period for regaining compliance was extended until December 4, 2009. To regain compliance, the closing bid price of the Company’s common stock had to remain at or above $1.00 per share for a minimum of 10 consecutive business days prior to the market close on December 4, 2009. The Company did not regain compliance with the $1.00 minimum bid price requirement by such time, which resulted in the issuance of the Staff Determination.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

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